Exhibit 10.8

SOLITARIO RESOURCES CORPORATION

1994 STOCK OPTION PLAN

SECOND AMENDMENT

Pursuant to a resolution unanimously passed by the Board of Directors on December 11, 1996, and subsequently approved by appropriate regulatory authorities and an affirmative vote of the shareholders, the Company's 1994 Stock Option Plan, as amended, is modified as follows:

The second sentence in Section 2 shall be amended from:

"The number of shares of Common Stock that may be subject to options granted under this Plan shall not exceed 1,170,000 shares of Common Stock, as such Common Stock was constituted on the effective date of this Plan, or such greater number as may be approved from time to time by the shareholders of the Company."

To the Following:

"The number of shares of Common Stock that may be subject to options granted under this Plan shall not exceed 1,386,000 shares of Common Stock, as such Common Stock was constituted on the effective date of this Plan, or such greater number as may be approved from time to time by the shareholders of the Company."

No other changes to the 1994 Stock Option Plan are made as a result of this Second Amendment to the Plan.